Exhibit 5.1

[On SMRH Letterhead]

August 10, 2015

File Number:  20GN-161234

The Cheesecake Factory Incorporated

26901 Malibu Hills Road

Calabasas Hills, CA  91301

Re:            Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to The Cheesecake Factory Incorporated, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to 2,400,000 additional shares of the Company’s common stock, $0.01 par value per share (the “Additional Shares”), reserved for issuance pursuant to the Company’s 2010 Stock Incentive Plan as amended as of April 2, 2015 and approved by the stockholders of the Company on May 28, 2015 (the “Amended Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the records of the corporate proceedings taken by the Company with respect to the establishment and subsequent amendment of the Amended Plan. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have relied upon certificates of officers of the Company and government officials as to certain factual matters in connection with this opinion and, insofar as this opinion is based on such matters of fact, we have relied on such certificates without independent investigation.

Based upon and subject to the foregoing, and the qualifications and limitations set forth below, it is our opinion that, if, as and when the Additional Shares are issued and sold (and proper and sufficient consideration therefor received and appropriate stock certificates therefor properly executed and delivered or, in the case of uncertificated shares, an appropriate notation made by the transfer agent in the Company’s stock transfer books and records) pursuant to the provisions of the Amended Plan and the relevant award agreements duly authorized in accordance with the Amended Plan, such Additional Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm under the caption “Legal Matters” in the prospectus included therein.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and reported decisions of the Delaware courts interpreting such law.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Amended Plan, or the Additional Shares issuable under the Amended Plan.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP